ACS, IBEW Reach Early Tentative Agreement in
Contract Negotiations

ANCHORAGE, Alaska, August 20, 2009 — Alaska Communications Systems Group, Inc. (“ACS”) (NASDAQ: ALSK), Alaska’s leading integrated communications provider, today announced it reached a tentative three-year agreement with the International Brotherhood of Electrical Workers Local Union 1547 (IBEW) covering more than 700 represented ACS employees across Alaska. The agreement must be ratified by the membership to become effective.

Liane Pelletier, ACS president and CEO, praised both the union and company negotiating teams for their work in reaching a tentative agreement months ahead of the December 31, 2009 expiration date of the current contract.

The agreement, which covers all of ACS’ represented employees, is expected to be submitted to the union’s membership for a ratification vote in September. If ratified, the new three-year term would commence on January 1, 2010.

About Alaska Communications Systems
Headquartered in Anchorage, ACS is Alaska’s leading provider of broadband and other wireline and wireless solutions to Enterprise and mass market customers. The ACS wireline operations include the state’s most advanced data networks and the only diverse undersea fiber optic system connecting Alaska to the contiguous United States. The ACS wireless operations include a statewide 3G CDMA network, reaching across Alaska from the North Slope to Ketchikan, with coverage extended via best-in-class CDMA carriers in the Lower 49 and Canada. By investing in the fastest-growing market segments and attracting the highest-quality customers, ACS seeks to drive top and bottom-line growth, while continually improving customer experience and cost structure through process improvement. More information can be found on the company’s website at www.acsalaska.com or at its investor site at www.alsk.com.

Forward-Looking Statements
This press release contains “forward-looking statements” as defined under U.S. securities laws. Forward-looking statements are statements that are not historical fact and are based on management’s beliefs as well as on a number of assumptions concerning future events made using information currently available to management. Readers are cautioned not to put undue reliance on forward-looking statements, which are not a guarantee of any result, including any outcome of any vote related to or ratification of the tentative collective bargaining agreement. Actual results depend on risks, uncertainties and other factors, many of which are outside ACS’ control. For further information regarding risks and uncertainties associated with ACS’ business as well as its collective bargaining processes, please refer to the ACS’ SEC filings, which are available at www.alsk.com.

Contact:

ACS Corporate Communications:
Heather Cavanaugh, Director, Corporate Communications
(907) 564-7722
heather.cavanaugh@acsalaska.com

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